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                                                                   EXHIBIT 10.13





July 11, 1994



Mr. David A. Schoenholz
2700 Sanders Road
Prospect Heights, IL 60070

Dear Dave:

SUBJECT:  EMPLOYMENT AGREEMENT

We wish you to remain in the employ of Household International, Inc. ("Household" or the "Corporation") and to provide you with fair and equitable treatment along with a competitive compensation package. Also, we wish to assure your continued attention to your duties without any possible distraction arising out of uncertain personal circumstances in a change in control environment. We recognize that in the event of a Change in Control of Household (as such term is defined herein) it is likely that your duties and responsibilities would be substantially altered.

1.        At present you are employed by Household as Senior Vice
          President.  In that capacity you are entitled to the following:

          a.     A minimum annual salary of $240,000;

          b. An annual bonus having a targeted value equal to 35% of your annualized salary as of the end of the period in which the bonus is earned. The amount of bonus for any year that you actually receive, if any, will depend on the achievement of the corporate and your individual goals established for that year and the terms of the Household International Corporate Executive Bonus Plan, and any successor or substitute plan or plans (the "Bonus Plan"). Your bonus will be prorated based on the number of elapsed months in the performance period in the case of death, permanent and total disability, or retirement under the Household Retirement Income Plan or any successor tax qualified defined benefit plan;

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July 11, 1994




          c. An annual grant of any combination of performance units and restricted stock rights under the Household International Long-Term Executive Incentive Compensation Plan, and any successor or substitute plan or plans (the "Long-Term Plan"), having a targeted value of 25% of your then annual salary at the time of the grant. The performance unit awards are to be earned over a three year cycle, which will be prorated on the number of elapsed months in the performance period in the case of death, permanent and total disability or retirement under the Household Retirement Income Plan or any successor tax qualified defined benefit plan. Performance unit awards will be valued at their targeted value and restricted stock rights will be valued at the fair market value of stock at the date of grant; and

          d. Other compensation, benefits and perquisites as described in, and in accordance with, Household's compensation, benefit and perquisite plans (the "Plans").

2. Subject to the following two sentences and to termination as provided herein, the term of this Agreement shall be for 18 whole calendar months, shall commence on the date hereof, and shall be "evergreen"; that is shall continue monthly as an 18 month term, unless the Corporation gives to you not less than 17 whole calendar months notice that the term as monthly continued shall not be so continued; provided further, that in no event shall the term be continued beyond your sixty-fifth birthday. It is the intent to revise this Agreement at least every two (2) years to reflect more accurate lump sum cash payment percentages in paragraphs 4 and 5 due to changes in projected pension benefits and compensation. In no event, however, will the percentages be reduced below 280%.

3. During your employment with Household you will devote your reasonably full time and energies to the faithful and diligent performance of the duties inherent in, and implied by, your executive position.

4. In consideration of your employment with Household, it is mutually agreed that:

          a. In the event your employment with Household is terminated during the term of this Agreement by Household for any reason other than:
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EMPLOYMENT AGREEMENT - Mr. David A. Schoenholz
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July 11, 1994




                 i. willful and deliberate misconduct which is detrimental in a significant way to the interests of the Corporation;

                 ii.         death;

                 iii. inability, for reasons of disability, reasonably to perform your duties for 6 consecutive calendar months; or,

          b. In the event that during the term of this Agreement you resign your position with Household because within 6 whole calendar months of your resignation one or more of the following events occurred to you:

                 i.          your annual salary was reduced;

                 ii. your annual target bonus or the targeted value of any combination of performance unit awards and restricted stock rights calculated as provided in paragraph 1c was reduced and compensation equivalent in aggregate value was not substituted;

                 iii. your benefits under the Household Retirement Income Plan or any successor tax qualified defined benefit plan were reduced for reasons other than to maintain its tax qualified status and such reductions were not supplemented in the Household Supplemental Retirement Income Plan ("HSRIP"); or your benefits under HSRIP were reduced;

                 iv. your other benefits or perquisites were reduced and such reductions were not uniformally applied with respect to all similarly situated employees;

                 v. you were reassigned to a geographical area outside of the Chicago, Illinois metropolitan area;

                 vi.         any successor to the Corporation by
                             acquisition of stock or substantially all of the assets, by merger or otherwise, failed to expressly adopt or otherwise repudiated this Employment Agreement; or
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EMPLOYMENT AGREEMENT - Mr. David A. Schoenholz
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July 11, 1994



          vii. you received written notice that your employment contract was not renewed;

                 Household shall be required, and hereby agrees, to make promptly a lump sum cash payment to you in an amount equal to 280% of your then annual salary (prior to any of the aforesaid reductions) (representing approximately the present value of what you would have received had your employment, compensation and participation in benefit plans, other than stock options, continued for the term of this employment contract); provided, however, if the term of this Agreement is less than 18 months because you are within 18 months of becoming age 65, the amount shall be multiplied by a fraction the numerator of which is the number of months left in the term, and the denominator of which is 18. This payment shall be in addition to all other compensation and benefits accrued to the date of termination of employment. Also, the Compensation Committee of Household's Board of Directors has determined that you will be entitled to receive a portion of your bonus and performance unit awards for the performance periods in which your employment terminates. Such portion will be determined on the basis of the portion of the performance period elapsed as of your date of termination over the total performance period, and it will be assumed that individual and corporate target levels have been met.

5.        It is further mutually agreed that:

          a. should your employment be terminated pursuant to the provisions of paragraph 4a, or

          b. should you resign your position pursuant to the provisions of paragraph 4b, or

          c. should you resign your position because you are assigned to a position of lesser rank or status than you had immediately prior to the Change in Control at any time within sixty (60) whole calendar months following a Change in Control of Household, Household or its successor shall pay to you the amounts (including the lump sum payment) described in paragraph 4 regardless of whether you are otherwise entitled to them under paragraph 4. In addition, Household or its successor shall promptly make a lump sum cash payment to you in an amount equal to 280% of your then annual salary (prior to any reduction).

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EMPLOYMENT AGREEMENT - Mr. David A. Schoenholz
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July 11, 1994



          Because of the performance history of Household and your performance with us, we hereby agree to an irrebuttable presumption that a reduction in compensation shall be deemed to have occurred in any year (within five years following a Change in Control) in which you do not receive at least:

          i.     a bonus payment under the Bonus Plan, and

          ii. an award of any combination of performance unit awards and restricted stock rights under the Long-Term Plan for years in which awards were payable under the Long-Term Plan as it existed prior to the Change in Control, both at corporate and individual target levels as those plans existed prior to the Change in Control (or compensation, benefits and perquisites equivalent in aggregate value) and should you choose to resign, payments shall be made to you as outlined earlier in this paragraph 5.

          For purposes of this Agreement, a Change in Control of Household shall be deemed to occur when and if:

          A. any "person" (as the term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934) other than a trustee or other fiduciary of securities held under an employee benefit plan of Household becomes the beneficial owner, directly or indirectly, of securities of Household representing 20% or more of the combined voting power of Household's then outstanding securities; or

          B. persons who were directors of Household as of the effective date hereof, or successor directors nominated by those directors or by such successor directors cease to constitute a majority of the Board of Directors of Household or its successor by merger, consolidation or sale of assets.

6. You are not required to mitigate the amount of any payments to be made by Household pursuant to this Agreement by seeking other employment, or otherwise, nor shall the amount of any payments provided for in this Agreement be reduced by any compensation earned by you as the result of self-employment or your employment by another employer after the date of termination of your
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July 11, 1994



          employment with Household.

7. Except as provided below, it is the intent and desire of Household that the salary, bonuses and other benefits provided for herein shall be paid to you without any diminution by reason of the assessment of any "golden parachute" excise tax pursuant to the Internal Revenue Code of 1986, as from time to time amended, (hereinafter the "Code"), or state law. Accordingly, in the event that any excise tax is assessed against you pursuant to the provisions of sections 280G and 4999 of the Code (or successor provisions) or comparable provisions of state law, whether with respect to any payments made to you pursuant to the provisions of this Agreement or payments otherwise arising out of your employment relationship, Household or any successor, upon notification of such assessment, shall promptly pay to you such amount as is necessary to provide you with the same after-tax benefit that you would have received had there been no "golden parachute" excise tax. For this purpose, Household or its successor shall assume that you are taxed at the highest individual federal and state income tax rates (without regard to Section 1(g) of the Code or successor provisions thereto).

          However, if any part or all of the amounts to be paid to you constitute "parachute payments" within the meaning of section 280G(b)(2)(A) of the Code, and a reduction of the amount by 10% or less would totally avoid the imposition of any excise tax, such amounts shall be reduced so that the aggregate present value of the amounts constituting such parachute payments will be equal to 299% of your "annualized includible compensation for the base period," as such term is defined in section 280G(d)(1) of the Code. For the purpose of this subparagraph, present value shall be determined in accordance with section 280G(d)(4) of the Code.

8. If a dispute arises regarding the termination of your employment or the interpretation or enforcement of this Agreement and you obtain a final judgment in your favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, or your claim is settled by Household or its successor prior to the rendering of such a judgment, all reasonable legal and other professional fees and expenses incurred by you in contesting or disputing any such termination or in seeking to obtain or

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July 11, 1994



          enforce any right or benefit provided for in this Agreement or in otherwise pursuing your claim will be promptly paid by Household or its successor with interest thereon at the highest statutory rate of your state of domicile for interest on judgments against private parties from the date of payment thereof by you to the date of reimbursement to you by Household or its successor.

9. You agree that you will not, without prior written consent of the Chairman of the Board and Chief Executive Officer or the General Counsel of Household, during the term of or after the termination of your employment under this Agreement, directly or indirectly, disclose to any individual, corporation, or other entity (other than Household, or any subsidiary or affiliate thereof, or its officers, directors, or employees entitled to such information, or any other person or entity to whom such information is regularly disclosed in the normal course of Household's business), or use for your own benefit or for the benefit of such individual, corporation or other entity, any information whether or not reduced to written or other tangible form, which:

          a.  is not generally known to the public or in the industry;

          b.  has been treated by Household as confidential or proprietary; and

          c. is of competitive advantage to Household and in the confidentiality of which Household has a legally protectible interest,

          (such information being referred to herein as "Confidential Information"). Confidential Information which becomes generally known to the public or in the industry, or in the confidentiality of which Household ceases to have a legally protectible interest, shall cease to be subject to the restrictions of this paragraph.

10. This Agreement supersedes and replaces the Employment Agreement dated January 3, 1994, the Employment Agreement dated May 28, 1993, the Employment Agreement dated December 1, 1989, the Senior Executive Employment Agreement dated January 1, 1988, and the Supplemental Employment Agreement dated January 1, 1988, between you and Household, all in furtherance of the objectives authorized and deemed by the Board of Directors of
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July 11, 1994



          Household to serve the best interests of the Corporation.

11. Any successor to the Corporation, by acquisition of stock or substantially all of the assets, by merger or otherwise, shall be required to adopt and abide by the terms of this Agreement. This Agreement, and any rights to receive payments hereunder, may not be transferred, assigned or alienated by you.

12. All benefits under this Agreement shall be general obligations of the Corporation which shall not require the segregation of any funds or property. Notwithstanding the foregoing, in the discretion of the Corporation, the Corporation may establish a grantor trust or other vehicle to assist it in meeting its obligations hereunder, but any such trust or other vehicle shall not create a funded account or security interest for you.

13. This Agreement may only be amended or terminated by written agreement, signed by both of the parties.

Our signatures below indicate our mutual agreement and acceptance of the foregoing terms and provisions, all as of the date first above set forth.

Sincerely,

HOUSEHOLD INTERNATIONAL, INC.



By:  /s/ Donald C. Clark
     ---------------------------
         Donald C. Clark
         Chief Executive Officer



     /s/ David A. Schoenholz
     -----------------------
         David A. Schoenholz